Exhibit (a)(1)(G)



          Z-TEL TECHNOLOGIES, INC. ANNOUNCES THE EXPIRATION AND STATUS
              OF ITS EXCHANGE OFFER FOR OUTSTANDING PREFERRED STOCK


     TAMPA, Fl. -- November 29, 2004 -- Z-Tel Technologies, Inc. (Nasdaq/SC:
ZTELC), parent company of Z-Tel Communications, Inc., a leading provider of enhanced wireline and broadband telecommunications services, announced today the results of its previously announced exchange offer (the "Exchange Offer") of its common stock for all of its outstanding classes and shares of preferred stock. The offer expired today at 5:00 p.m. Eastern time.

     As of 5:00 p.m., Eastern time, on November 29, 2004, Z-Tel had received tenders of 3,976,723 shares (100%) of its Series D Convertible Preferred Stock, 4,166,667 shares (100%) of its 8% Convertible Preferred Stock, Series E, and
168.5 shares (100%) of its 12% Junior Redeemable Convertible Preferred Stock, Series G. Z-Tel has accepted all of the tendered shares. Delivery of Z-Tel Common Stock in exchange for the accepted shares will be made promptly by American Stock Transfer & Trust Company, the Transfer Agent for Z-Tel's common stock.

About Z-Tel

     Z-Tel offers consumers and businesses nationwide enhanced wire line and broadband telecommunications services. All Z-Tel products include proprietary services, such as Web-accessible, voice-activated calling and messaging features that are designed to meet customers' communications needs intelligently and intuitively. Z-Tel is a member of the Cisco Powered Network Program and makes its services available on a wholesale basis to other communications and utility companies, including Sprint. For more information about Z-Tel and its innovative services, please visit www.ztel.com.

     This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," and "projects" signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in our periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Z-Tel's business, financial condition, and results of operations. We assume no obligation to update these forward-looking statements.

CONTACT:          Z-Tel Technologies, Inc., Tampa
                  Andrew Graham, 813-233-4567
                  agraham@z-tel.com

SOURCE:           Z-Tel Technologies, Inc.